EXHIBIT 12.1
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                   THE LOUISIANA LAND AND EXPLORATION COMPANY
                     COMBINED WITH UNCONSOLIDATED AFFILIATES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (MILLIONS OF DOLLARS)

                                 NINE MONTHS
                                    ENDED
                                SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                     1996       1995     1994     1993     1992     1991

EARNINGS (LOSS):

EARNINGS (LOSS) BEFORE INCOME
  TAXES                           $ 76.8        28.8   (345.6)    24.6     (2.1)    33.3


ADD (DEDUCT):
  FIXED CHARGES, AS COMPUTED BELOW  36.8        56.5     50.2     49.4     40.0     42.1
    LESS INTEREST CAPITALIZED       (8.8)      (15.7)   (22.3)   (18.7)   (12.9)   (22.6)
                                    ----       -----    -----    -----    -----    -----

  FIXED CHARGES, NET OF INTEREST
    CAPITALIZED                     28.0        40.8     27.9     30.7     27.1     19.5

EQUITY IN EARNINGS OF AFFILIATES,
  IN EXCESS OF DISTRIBUTIONS
  RECEIVED                           -           -        -        -        -        -

PREVIOUSLY CAPITALIZED INTEREST
  AMORTIZED DURING THE YEAR         11.5        12.8      6.9     11.9     14.7     10.7
                                    ----        ----      ---     ----     ----     ----

  EARNINGS (LOSS), AS ADJUSTED    $116.3        82.4   (310.8)    67.2     39.7     63.5
                                  ======        ====   ======     ====     ====     ====

FIXED CHARGES:

INTEREST, WHETHER EXPENSED
  OR CAPITALIZED                    34.7        53.7     47.2     37.4     33.0     34.8

AMORTIZATION OF DEBT DISCOUNT
  AND EXPENSE, WHETHER EXPENSED
  OR CAPITALIZED                     0.5         0.6      0.7      9.6      4.5      4.7

PORTION OF RENTAL EXPENSE REPRE-
  SENTATIVE OF THE INTEREST FACTOR   1.6         2.2      2.3      2.4      2.5      2.6
                                     ---         ---      ---      ---      ---      ---

     TOTAL FIXED CHARGES          $ 36.8        56.5     50.2     49.4     40.0     42.1
                                  ======        ====     ====     ====     ====     ====

RATIO OF EARNINGS (LOSS) TO
 FIXED CHARGES                       3.16        1.46     -        1.36     -        1.51
                                  =======       =====   =====     =====    ====     =====

ADDITIONAL EARNINGS REQUIRED
  TO COVER FIXED CHARGES          $  -           -      361.0      -        0.3      -
                                  =======       =====   =====     =====    ====     ====

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